                 DELAWARE OTSEGO CORPORATION AND SUBSIDIARIES
                      COMPUTATION OF EARNINGS PER SHARE
                                 EXHIBIT 11
                    (THOUSANDS, EXCEPT PER SHARE AMOUNTS)
---------------------------------------------------------------------------
                                               1996 (1)  1995 (1)  1994 (1)
                                               --------  --------  --------
PRIMARY
  Weighted Average Shares Outstanding             1,820     1,694     1,694
                                               ========  ========  ========

  Net (Loss) Income before Extraordinary Item  $ (1,165) $  1,615  $ (2,220)
  Extraordinary Item                                  -         -      (228)
                                               --------  --------  --------
  Net (Loss) Income                            $ (1,165) $  1,615  $ (2,448)
                                               ========  ========  ========

  PRIMARY EARNINGS (LOSS) PER SHARE
  Net (Loss) Income before Extraordinary Item  $  (0.64) $   0.95  $  (1.31)
  Extraordinary Item                                  -         -     (0.13)
                                               --------  --------  --------
  Net (Loss) Income                            $  (0.64) $   0.95  $  (1.44)
                                               ========  ========  ========

FULLY DILUTED
  Weighted Average Shares Outstanding             1,820     1,694     1,694
  Assumed Conversion of 6.5%
     Convertible Subordinated Notes                   *       354         *
                                               --------  --------  --------
                                                  1,820     2,048     1,694
                                               ========  ========  ========

  Net (Loss) Income before extraordinary item  $ (1,165) $  1,615  $ (2,220)
  Add:  6.5% Convertible Subordinated Note
     Interest, net of tax                             *       151         *
                                               --------  --------  --------
                                               $ (1,165) $  1,766  $ (2,220)
  Extraordinary Item                                  -         -      (228)
                                               --------  --------  --------
                                               $ (1,165) $  1,766  $ (2,448)
                                               ========  ========  ========

  FULLY DILUTED EARNINGS (LOSS) PER SHARE
  Net (Loss) Income before Extraordinary Item  $  (0.64) $   0.86  $  (1.31)
  Extraordinary Item                                  -         -     (0.13)
                                               --------  --------  --------
  Net (Loss) Income                            $  (0.64) $   0.86  $  (1.44)
                                               ========  ========  ========

[FN]
* Conversion of Convertible Subordinated Notes not assumed due to anti-dilutive effect.

(1) Stock Options and warrants are not considered in the calculations as their effect is anti-dilutive or not material.

                                    - 47 -